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                                                                  Exhibit 10.419

                                             SEPTEMBER 8, 2004

Fairway Investments, L.L.C. (Seller)
c/o Easlan Capital of Atlanta (Broker)
Attn: Stephen Galbraith
3348 Peachtree Road NE
Tower Place 200
Suite 250
Atlanta, Georgia 30326

       RE:   WINCHESTER COMMONS SHOPPING CENTER
             MEMPHIS, TENNESSEE

Dear Mr.Galbraith:

     This letter represents this corporation's offer to purchase the Winchester Commons Shopping Center with 93,024 net rentable square feet, situated on approximately 12.5 acres of land, located at 7956 Winchester Road, Memphis, Tennessee.

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner, and all intangible rights relating to the properties.

     This corporation or its nominee will consummate this transaction on the following basis:

1. The total purchase price shall be $13,072,687.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 30 BUSINESS DAYS following the acceptance of this agreement (see Paragraph
     10). Purchaser has previously deposited with the Escrowee named below an earnest money deposit of $150,000.00.

     Purchaser shall allocate the land, building and depreciable improvements prior to closing.

2. Seller represents and warrants (TO SELLER'S ACTUAL KNOWLEDGE), that the above referenced property is leased to the tenants described on Exhibit A on triple net leases covering the building and all of the land, parking areas, reciprocal easements and REA/OEA agreements (if any), for the entire terms and option periods. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

3. Seller warrants and represents (TO SELLER'S ACTUAL KNOWLEDGE), that the property is free of violations, and the interior and exterior structures are in a good state of repair, free of leaks, structural problems, and mold, and the property is in full compliance with Federal State, City and County ordinances, environmental laws and concerns, and no one has a lease that

                                                                          [SEAL]

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SEPTEMBER 8, 2004
PAGE 2

     exceeds the lease term stated in said leases, nor does anyone have an option or right of first refusal to purchase or extend, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments.

4. Seller warrants and represents (TO SELLER'S ACTUAL KNOWLEDGE), that during the term of the leases the tenants and guarantors are responsible for and pay all operating expenses relating to the property on a prorata basis, including but not limited to, real estate taxes, REA/OEA agreements, utilities, insurance, all common area maintenance, parking lot and the building, etc. as set forth in the leases.

     Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval (which shall not be unreasonably withheld) and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing or, at Purchaser's option, Seller may credit Purchaser in cash with an amount required to finish said work.

5. Ten (10) days prior to closing Seller shall furnish Purchaser with estoppel letters acceptable to Purchaser from all tenants, guarantors, and parties to reciprocal and/or operating easement agreements, if applicable. If Seller is unable to obtain estoppel letters from all tenants, Purchaser shall close provided Seller delivers estoppels certificates from Kroger and 75% of the non-Kroger leased area, together with Seller's estoppel certificate covering all missing tenant estoppel certificates.

6. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for any lease renewals which are executed prior to closing including any commission payable in connection with renewal of the existing Hallmark lease.

7. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form and coverage acceptable to Purchaser for the closing to the extent that tenants are obligated under their respective leases to provide landlord with certificates of insurance and to the extent tenants actually provide such certificates.

8. Purchaser shall obtain, and each party shall pay one-half of the cost of a certificate which must be acceptable to Purchaser from a certified hygienist for environmental concerns that there is no asbestos, PCBs, or hazardous substance in the buildings and on the property; in other words, a Level 1 environmental audit (and Level 2 audit, if required).

9. The above sale of the real estate shall be consummated by conveyance of a special warranty deed from Seller to Purchaser's designee, with the Seller and Purchaser each paying one-half of any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow.

10. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 30 business days following acceptance of this agreement, at which time title to the above property shall be marketable; i.e., free and clear of all liens, encroachments and encumbrances, and an ALTA form B owner's title policy with complete extended coverage and required endorsements, waiving off all construction, including 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by one-half by Purchaser and one-half by Seller, shall be issued, with all warranties and representations being true now and at closing and surviving the closing for a period of six (6) months, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses, with a proration of real estate taxes based (at Purchaser's option) on the greater of 110% of the most recent bill or latest assessment, or the estimated assessments for 2003 and 2004 using the Assessor's formula for these sales transactions,

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SEPTEMBER 8, 2004
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     with a later reproration of taxes when the actual bills are received. At closing, no credit will be given to Sellers for any past due, unpaid or delinquent rents.

11. This offer is subject to Purchaser obtaining, prior to closing, an appraisal of the property prepared by an MAI or other qualified appraiser, acceptable to Purchaser or Purchaser's lender, if any, the cost of which shall be shared equally by the parties.

12. It is a condition precedent to Purchaser's obligation to close that neither Seller (Landlord) or any tenant and guarantor shall be in default on any lease or agreement at closing, nor is there any threatened or pending litigation.

13. Seller warrants and represents that he has paid all unemployment taxes to date.

14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

15. This offer is subject to the property being 100% occupied at the time of closing, with all tenants occupying their space, open for business, and paying full rent, including CAM, tax and insurance current, as shown on Exhibit A attached. If the 1,400 sf. currently leased to Giant TV is not leased and occupied at closing, Seller and Purchaser will establish at closing, and Seller will fund from the proceeds of closing, a Master Lease Escrow Agreement for three (3) months of base rent and additional changes for such 1,400 sf. vacant space, at the rates for base rent and additional rent shown on Exhibit A. If the lease for the 4,400 square foot Hallmark store has not, by the closing date, been renewed for a term of at least three (3) years, at a rent not less than $12.75 per square foot, then Seller and Purchaser will establish at closing, and Seller will fund from the proceeds of closing, a Master Lease Escrow Agreement for twelve (12) months of base rent and additional charges for such 4,400 s.f. vacant space, at the rates shown on Exhibit A, plus $5.00 per s.f. for tenant improvements and $3.00 per s.f. for leasing commissions. Purchaser will give Seller a license to lease such space on the terms specified above.

16. Seller shall be responsible for payment of a real estate brokerage commission, as per their agreement, to Easlan Capital of Atlanta in the amount of $72,698.00. Seller and Purchaser each represent that they are not aware of any other brokerage commission due in connection with this transaction.

17. Fifteen (15) days prior to closing, Seller must provide the title as stated above. Seller has previously delivered to Purchaser an existing (1999) survey of the property. Purchaser shall, prior to closing update the existing survey or obtain a new Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional survey responsibilities and acceptable to Purchaser and the title company. The cost of title policy and the cost of the updated or new survey will be paid equally by the parties.

18. Seller agrees that prior to closing it shall put all vacant spaces into "vanilla box" condition and ready for a new tenant to occupy immediately in accordance with all applicable laws, codes, etc., including all requirements for a certificate of occupancy for said space.

19. Seller agrees to immediately make available and disclose all information that Purchaser needs to evaluate the above property, including all inducements, abatements, concessions or cash payments given to tenants, and for CAM, copies of the bills. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and

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SEPTEMBER 8, 2004
PAGE 4

     reports, including at least a one-year audit of the books and records of the property, at Purchaser's expense.

20. It is understood that this offer is contingent upon Seller, at Seller's expense, having "Fantastic Sams", and "For Your Eyes Only" renewing their lease for at least three years, with rents at least equal to the amount they are presently paying, all of which must be acceptable to Purchaser.

21. If this transaction does not close, Purchaser shall return to Seller originals or photocopies of all information provided by Seller to Purchaser in connection with this transaction.

22. THIS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN THE CONTRACT OF PURCHASE AND SALE ARE THE ONLY REPRESENTATIONS AND WARRANTIES GIVEN CONCERNING THE PROPERTY AND THERE ARE NO OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Purchaser acknowledges that, If Purchaser proceeds with this transaction:
     (i) Purchaser has been provided with the opportunity to fully examine all aspects of the Property and is relying solely on its inspection based upon its own knowledge and on the representations or warranties made by Seller in this agreement; (ii) Purchaser is not relying upon, and, except as specifically set forth in this Contract of Purchase and Sale, Seller and/or any third party on behalf of the Seller, have made no representation or warranty of any nature whatsoever, concerning the Property, including, but not limited to: (a) the quantity, quality or physical or environmental condition thereof; (b) the merchantability of the Property for any particular purpose; or (c) the economic prospects thereof; and (iii) Buyer is accepting the Property in as is, where is, and with all faults condition.

     With respect to Seller's representations and warranties contained in this Agreement, if, during the course of its investigation, Purchaser obtains actual knowledge that any representation or warranty is untrue, and Purchaser nonetheless closes this transaction, then Purchaser may not thereafter assert any claim against Seller for breach of such representation or warranty.

23. Purchaser acknowledges and agrees that the Property which is the subject of this sale does not include the Scoops Outparcel.

     This offer is, of course, predicated upon the Purchaser's review and written approval of the existing leases, new leases, lease modifications (if any), all tenant correspondence, REA/OEA agreements, tenants' and guarantors' financial statements, sales figures, representations of income and expenses made by Seller, site inspection, environmental, appraisal, etc., and at least one year of audited operating statements on said property is required that qualify, comply with and can be used in a public offering.